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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                             CONTACT: CHERYL STEWART
                                                           901.767.7005


RFS HOTEL INVESTORS, INC. ANNOUNCES OFFERING OF 1.0 MILLION SHARES OF
COMMON STOCK

Memphis, Tennessee, February 14, 2002 -- RFS Hotel Investors, Inc. (NYSE: RFS) today announced an offering of 1.0 million shares of common stock.

Delivery of the shares sold in this offering is expected to occur on or about February 20, 2002.

The Company has granted the underwriter an option to purchase up to 150,000 additional shares of common stock to cover over-allotments. The underwriter proposes to offer the shares of common stock from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 58 hotels with approximately 8,400 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment.

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission.